Exhibit 99.1

Contact:
Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. REVISES FOURTH QUARTER 2011 OUTLOOK

Almelo, the Netherlands – December 12, 2011—Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) today revised its net revenue and earnings outlook for the fourth quarter 2011.

The Company is revising its fourth quarter 2011 outlook due to a number of factors primarily impacting its Sensors business including the flooding in Thailand, a reduction in production levels at certain OEMs and a reduction in inventories throughout the automotive supply chain. Although the flooding in Thailand has not had a material impact on the Company’s supply chain, it has negatively affected production schedules for certain automotive OEMs. The continued uncertainty in the global economy, particularly in Europe, has also led to downward revisions to production levels by certain OEMs and tier suppliers with European exposure as well as continued overall tightening of inventories in the global supply chain. The Company believes these events will impact net revenue by approximately $20 to $25 million versus the mid-point of the prior guidance which was $470 million. In addition, these events will impact Adjusted net income1 by approximately $0.03 to $0.05 per diluted share versus the mid-point of the prior guidance which was $0.48 per diluted share.

Tom Wroe, Chairman and Chief Executive Officer, said, "There continues to be a great deal of uncertainty in the global economy and many of the automotive OEMs and tier suppliers are reacting accordingly. We believe the impact to Sensata is early in the economic cycle in comparison with other industrial and technology companies.” He added, “We will continue to evaluate these trends as they relate to our expectations for 2012. Nonetheless, we remain confident in the long term growth opportunities for Sensata and our cash generation capabilities.”

The Company has also revised its guidance for the restructuring charge that it expects to recognize in the fourth quarter of 2011. The Company now expects the restructuring charge in the fourth quarter to be approximately $10 to $15 million, up from the previous guidance of $3 to $5 million. The restructuring charge will consist primarily of severance associated with workforce reductions. This charge is excluded from the Adjusted net income1 outlook.

Robert Hureau, Senior Vice President and Chief Financial Officer, added, “We are committed to managing our cost structure in a manner that preserves our margins and growth investments. Accordingly, the increase in the restructuring charge reflects a broader set of actions than previously contemplated.”

The Company will provide more information regarding the fourth quarter 2011 results along with first quarter and full year 2012 guidance during its year-end conference call. The call has not been scheduled at this time.

1 See definition of Adjusted net income which is a Non-GAAP measure.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business. Such forward-looking statements include, among other things, the Company’s anticipated results for the fourth quarter and full year of 2011. Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; the impact of efforts in Japan and Thailand to recover from the natural disasters; pricing and other pressures from customers; competitive pressures; our ability to realize all of the revenue or achieve anticipated gross margins from products subject to existing purchase orders or for which we are currently engaged in development; non-performance by suppliers; the loss of one or more suppliers of raw materials; fluctuations in foreign currency exchange, commodity and interest rates; and governmental regulations, policies, and practices relating to the Company’s non-US operations and international business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income / (loss) before costs related to our initial public offering, costs associated with our debt refinancing, loss / (gain) on currency translation on debt and unrealized (gain) / loss on other hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense, amortization of deferred financing costs and interest expense associated with uncertain tax positions, costs associated with significant restructuring activities not associated with an acquired business, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity.